UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 22, 2008

_____________________

National Instruments Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25426	74-1871327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 North MoPac Expressway
Austin, Texas 78759
(Address of principal executive offices, including zip code)

(512) 338-9119
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Long-Term Incentive Program

In 2004, the Compensation Committee of the Board of Directors (“Compensation Committee”) of National Instruments Corporation (the “Company”) established the NI Long-Term Incentive Program (“LTIP”) under which the Company’s executive officers could receive cash awards based on achievement of performance goals.  Under the LTIP, there is a five year performance period beginning on January 1, 2004 and ending on December 31, 2008 (“Performance Period”).

On October 22, 2008, the Compensation Committee approved an amendment to the LTIP.  Prior to the amendment, the LTIP provided that payment of cash incentive bonus would be made as soon as administratively practicable following the release of final earnings for the last quarter of the Performance Period.  The LTIP also provided that the Compensation Committee, in its sole discretion, could permit a requesting LTIP participant to receive in December 2008, one half of the estimated cash incentive bonus, with any remaining payout of the cash incentive bonus paid in early 2009 as normally scheduled.  The amendment modifies the LTIP to provide that the Compensation Committee, in its sole discretion, may approve a payment in December 2008 of 90% of the estimated cash incentive bonus, regardless of whether a LTIP participant requests to receive payment in December 2008.  The amendment may change the timing of the payments but will not result in any increase in the total payments to any participant under the LTIP.

Amendment to Annual Incentive Program

NI maintains an annual incentive cash bonus program (the “AIP”) for its executives (other than Dr. Truchard, the Company’s President and Chief Executive Officer), Business and Technology Fellows and Research and Development Fellows.  Under the AIP, each calendar year the Company’s President and Board of Directors approves objectives for the AIP participants and identifies the monetary amount to be awarded to an AIP participant corresponding to the achievement of each of such participant’s objectives for the year.  At the end of the calendar year, the President and the Compensation Committee meet to determine whether the objectives of each individual AIP participant were met and thereafter will approve or disapprove the payment of the annual incentive amounts based upon the achievement of such objectives and the discretion of the Company’s President and Compensation Committee.

On October 22, 2008, the Compensation Committee approved an amendment to the AIP.  Prior to amendment, the AIP provided that payment of any cash incentive bonus under the program would be made as soon as administratively practicable following the calendar year once the Company’s books have been closed and audited.  The amendment modifies the AIP to provide that the Compensation Committee shall also have the discretion to make payments of any cash incentive bonus in the fourth quarter of the calendar year based upon projected achievement levels (“Estimated Payment”) rather than waiting until following the calendar year once the Company’s books have been closed and audited.  The payment of an Estimated Payment is subject to a reconciliation after the Company’s books have been closed and audited.  If the Estimated Payment is less than the final amount due to the AIP participant, an additional payment equal to the amount of the shortfall shall be made to such participant.  If the Estimated Payment is more than the final amount due to the AIP participant, such participant shall remit to the Company the amount of the overpayment.  Thus, the amendment may change the timing of the payments but will not result in any increase in the total payments to any participant under the AIP.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Long-Term Incentive Program, as amended
99.2	Annual Incentive Program, as amended

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ DAVID G. HUGLEY
David G. Hugley Vice President & General Counsel and Secretary

Date:  October 27, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Long-Term Incentive Program, as amended
99.2	Annual Incentive Program, as amended